Exhibit 19.2
REQUIREMENTS FOR 10b5-1 TRADING PLANS
For transactions under a 10b5-1 trading plan adopted on or after February 27, 2023 to be exempt from (A) the prohibitions in the Company’s Insider Trading Policy (the “Policy”) of Microchip Technology Incorporated (together with any subsidiaries, collectively the “Company”) with respect to transactions made while aware of material nonpublic information and (B) the pre-clearance procedures and blackout periods established under the Policy, the trading plan must comply with the affirmative defense set forth in Exchange Act Rule 10b5-1 and must meet the following requirements:
1.    The trading plan must be in writing and signed by the person adopting the trading plan, the broker, and the Insider Trading Compliance Officer or their designee. The Company Stock Plan Manager and Investor Relations Manager must promptly receive copies of any executed trading plan or termination.
2.    The trading plan must be adopted at a time when:
a.    the person adopting the trading plan is not aware of any material nonpublic information; and
b.    there is no quarterly, special or other trading blackout in effect with respect to the person adopting the plan.
3.    The trading plan must be entered in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1, and the person adopting the trading plan must act in good faith with respect to the trading plan.
4.    The trading plan must include representations that, on the date of adoption of the trading plan, the person adopting the trading plan:
a.    is not aware of material nonpublic information about the securities or the Company; and
b.    is adopting the trading plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1.
5.    The person adopting the trading plan may not have entered into a hedging transaction or position with respect to the securities subject to the trading plan as such transactions are prohibited by the Policy.
6.    The first trade under the trading plan may not occur until the expiration of a cooling-off period consisting of the later of (a) 90 calendar days after the adoption of the trading plan and (b) the third business day after the filing by the Company of its financial results in a Form 10-Q or Form 10-K for the completed fiscal quarter in which the trading plan was adopted (but, in any event, this required cooling-off period imposed by Microchip is subject to a maximum of 120 days after adoption of the trading plan; however, the person adopting the trading plan may choose to have the initial trade take place after the end of a longer cooling off period.).
7.    The trading plan must have a minimum term of one year (starting from date of adoption of the trading plan).
8.     The person adopting the trading plan may not have an outstanding (and may not subsequently enter into any additional) Microchip trading plan except as permitted by Rule 10b5-1. For example, as contemplated by Rule 10b5-1, a person may adopt a new trading plan before the scheduled termination date of an existing trading plan, so long as the first scheduled trade under the new trading plan does not occur prior to the last scheduled trade(s) of the existing trading plan and otherwise complies with these guidelines. Termination of the existing trading plan prior to its scheduled termination date may impact the timing of the first trade or the availability of the affirmative defense for the new trading plan; therefore, persons adopting a new trading plan are advised to exercise caution and must consult with the Insider Trading Compliance Officer or their designee prior to the early termination of an existing trading plan.
Rev. 2023.03.29

9.    Any modification or change to the amount, price or timing of transactions under the trading plan is deemed a termination of the trading plan, and the adoption of a new trading plan (“Modification”). Therefore, a Modification is subject to the same conditions as a new trading plan as set forth in Sections 1 through 8 herein.
10.    Within the one year preceding the adoption or a Modification of a trading plan, a person may not have otherwise adopted or done a Modification to a plan more than once.
11.    A person may adopt a trading plan designed to cover a single trade only once in any consecutive 12-month period except as permitted by Rule 10b5-1.
12.    If the person that adopted the trading plan terminates the plan prior to its stated duration, it is recommended that he or she not trade in the Company’s securities until after the expiration of 30 calendar days following termination, and then only in accordance with the Policy.
13.    The Company must be promptly notified in advance of any Modification or termination of the trading plan being effected. The Company must be promptly notified of any suspension of trading under the trading plan.
14.    The Company must have authority to require the suspension or cancellation of the trading plan as appropriate.
15.    If the trading plan grants discretion to a stockbroker or other person with respect to the execution of trades under the trading plan:
a.    trades made under the trading plan must be executed by someone other than the stockbroker or other person that executes trades in other securities for the person adopting the trading plan;
b.    the person adopting the trading plan may not confer with the person administering the trading plan regarding the Company or its securities; and
16.    The person administering the trading plan must provide prompt notice to the Company of the execution of a transaction pursuant to the plan.
17.    All transactions under the trading plan must be in accordance with applicable law.
18.    The trading plan (including any Modification) must meet such other requirements as the Insider Trading Compliance Officer may determine.